Exhibit 99.1

Bravo Brio Restaurant Group, Inc. Reports

Second Quarter & Year-to-Date 2013 Financial Results

Company Updates 2013 Outlook

Columbus, Ohio – July 30, 2013 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the 13 and 26 week periods ended June 30, 2013. The Company also updated its 2013 outlook.

Selected Second Quarter 2013 Highlights Compared to the Second Quarter 2012:

•	Revenues increased 2.7% to $105.6 million from $102.8 million.

•	Total comparable restaurant sales decreased 3.0%.

•	Comparable restaurant sales decreased 1.6% at BRAVO! and 4.0% at BRIO.

•	Restaurant-level operating profit decreased 3.4% to $17.9 million from $18.6 million.

•	Net income was $4.5 million, or $0.22 per diluted share, compared to net income of $5.1 million, or $0.25 per diluted share.

Selected Year-to-Date 2013 Highlights Compared to the Year-Ago Period:

•	Revenues increased 3.7% to $208.7 million from $201.2 million.

•	Total comparable restaurant revenues decreased 2.7%.

•	Comparable restaurant sales decreased 1.6% at BRAVO! and 3.6% at BRIO.

•	Restaurant-level operating profit decreased 3.6% to $34.5 million from $35.8 million.

•	Net income was $8.0 million, or $0.39 per diluted share, compared to net income of $8.9 million, or $0.43 per diluted share.

Saed Mohseni, Chief Executive Officer and President, said, “Our financial results for the second quarter did not meet our expectations for revenues or diluted EPS. Comparable sales proved to be lower than we had anticipated due to a number of factors, including a decline in guest counts, limited use of our outdoor terraces, and a menu-mix driven decrease in BRIO’s average check related to our Lighter Side of Tuscany menu. The success of our ‘light’ menu, which has substantially exceeded our expectations, has positioned us well for the long-term as it responds to our guests’ increasing desire for healthier dining options. Based on our performance year-to-date, we have revisited some of our key assumptions for full year guidance and have adjusted our projections accordingly.”

Mohseni continued, “We will be developing eight new restaurants in 2013 and through the first half of the year have already opened three locations. While more recently our expansion has been skewed towards BRIO, the real estate projects currently being developed for 2014 and thereafter will enable us to add more BRAVO!s to our portfolio, and we look forward to growing in markets such as Florida, California, and the Northeast.”

Second Quarter 2013 Financial Results

Revenues increased $2.8 million, or 2.7%, to $105.6 million in the second quarter of 2013, from $102.8 million in the second quarter of 2012. The increase in revenues was primarily due to an additional 71 operating weeks provided by three new restaurants opened in the first half of 2013 and six new restaurants opened in the last thirty-nine weeks of 2012. Total comparable restaurant sales decreased 3.0%, attributed to a 2.1% decrease in guest counts and a 0.9% decrease in average check.

Total restaurant operating costs, which includes costs of sales, labor costs, operating costs and occupancy costs, increased $3.5 million, or 4.1%, to $87.7 million in the second quarter of 2013, from $84.2 million in the second quarter of 2012. Total restaurant-level operating profit decreased $0.7 million, or 3.4%, to $17.9 million from $18.6 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit decreased to 17.0% in the second quarter of 2013 from 18.1% in the second quarter of 2012, which was primarily attributable to the deleveraging resulting from the comparable sales decrease in 2013 as compared to 2012.

Net income in the second quarter of 2013 was $4.5 million, or $0.22 per diluted share, compared to net income of $5.1 million, or $0.25 per diluted share, in the same period last year.

Second Quarter 2013 Brand Operating Highlights

Comparable restaurant sales at BRAVO! decreased 1.6% and average weekly sales were $68,000. Comparable restaurant sales at BRIO decreased 4.0% and average weekly sales were $94,200.

During the second quarter of 2013, the Company opened a new BRIO restaurant in Salt Lake City, Utah and closed a BRAVO! restaurant in Milwaukee, Wisconsin.

As of June 30, 2013, the Company operated 46 BRAVO!, 56 BRIO, and one Bon Vie restaurant across 31 states. Included in this total is one BRIO restaurant that is operated under a management agreement.

2013 Outlook

Based upon financial results as of June 30, 2013 and projections for the remainder of the year, the Company is updating its 2013 outlook as follows:

•	Revenues of $414 million to $420 million (versus $420 million to $430 million previously).

•	Total comparable restaurant sales of -3.0% to -1.0% (versus -1.0% to +1.0% previously, while still reflecting the negative impact of the 53rd week calendar shift).

•	Development of eight restaurants.

•	Pre-opening costs of approximately $4.0 million.

•	Diluted earnings per share of $0.83 to $0.89 (versus $0.88 to $0.94 previously).

•	Capital expenditures of $23 million to $25 million.

•	Diluted share count of approximately 20.6 million.

•	Estimated annual effective tax rate of approximately 29%.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss second quarter 2013 financial results today at 5:00 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer, Jim O’Connor, Chief Financial Officer, and Brian O’Malley, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing (877) 741-4251, or for international callers (719) 325-4886. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 7538823. The replay will be available until Tuesday, August 6, 2013.

The call will also be webcast live from the Company’s investor relations website at http://investors.bbrg.com.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG’s brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.’s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 5, 2013.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:

Investor Relations

Don Duffy / Raphael Gross

(203) 682-8200

investors@bbrg.com

BRAVO BRIO RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

THIRTEEN AND TWENTY-SIX WEEKS ENDED JUNE 30, 2013 AND JUNE 24, 2012

(in thousands, except per share data)

	Thirteen Weeks		Thirteen Weeks		Twenty-Six Weeks		Twenty-Six Weeks
	Ended		Ended		Ended		Ended
	June 30,		June 24,		June 30,		June 24,
	2013		2012		2013		2012
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
Revenues	$105,622		$102,807		$208,685		$201,184

Costs and expenses
Cost of sales	27,051	25.6%	26,482	25.8%	54,015	25.9%	52,119	25.9%
Labor	36,882	34.9%	35,267	34.3%	73,464	35.2%	69,422	34.5%
Operating	16,588	15.7%	15,764	15.3%	32,708	15.7%	30,663	15.2%
Occupancy	7,171	6.8%	6,728	6.5%	14,006	6.7%	13,218	6.6%
General and administrative expenses	5,836	5.5%	5,688	5.5%	11,695	5.6%	11,385	5.7%
Restaurant preopening costs	558	0.5%	811	0.8%	1,259	0.6%	2,173	1.1%
Depreciation and amortization	4,962	4.7%	4,663	4.5%	9,831	4.7%	9,076	4.5%

Total costs and expenses	99,048	93.8%	95,403	92.8%	196,978	94.4%	188,056	93.5%

Income from operations	6,574	6.2%	7,404	7.2%	11,707	5.6%	13,128	6.5%
Net interest expense	284	0.3%	332	0.3%	601	0.3%	686	0.3%

Income before income taxes	6,290	6.0%	7,072	6.9%	11,106	5.3%	12,442	6.2%
Income tax expense	1,748	1.7%	1,952	1.9%	3,145	1.5%	3,563	1.8%

Net income	$4,542	4.3%	$5,120	5.0%	$7,961	3.8%	$8,879	4.4%

Net income per basis share	$0.23		$0.26		$0.41		$0.45

Net income per diluted share	$0.22		$0.25		$0.39		$0.43

Weighted average shares outstanding- basic	19,591		19,555		19,598		19,528

Weighted average shares outstanding- diluted	20,489		20,618		20,482		20,600

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2013 and DECEMBER 30, 2012

(Dollars in thousands)

	June 30,	December 30,
	2013	2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$5,861	$13,717
Accounts receivable	5,878	7,728
Tenant improvement allowance receivable	834	1,638
Inventories	2,723	3,023
Deferred income taxes, net	1,898	2,304
Prepaid expenses and other current assets	4,880	2,547

Total current assets	22,074	30,957
Property and equipment - net	178,908	175,969
Deferred income taxes - net	49,807	52,068
Other assets - net	4,102	4,344

Total assets	$254,891	$263,338

Liabilities and stockholders’ equity
Current liabilities
Trade and construction payables	$11,192	$10,695
Accrued expenses	22,568	24,724
Current portion of long-term debt	2,082	2,704
Deferred lease incentives	6,187	6,430
Deferred gift card revenue	8,819	12,210

Total current liabilities	50,848	56,763

Deferred lease incentives	60,300	64,761
Long-term debt	14,132	20,382
Other long-term liabilities	21,102	21,149
Commitments and contingencies (Note 6)
Stockholders’ equity
Common shares, no par value per share - authorized, 100,000,000 shares; issued 19,895,854 at June 30, 2013 and 19,820,428 shares issued at December 30, 2012	196,802	195,512
Preferred shares, no par value, per share - authorized, 5,000,000 shares; issued and outstanding, 0 shares at June 30, 2013 and December 30, 2012	—	—
Treasury shares, 290,525 shares at June 30, 2013; and 224,172 shares at December 30, 2012	(3,952)	(2,927)
Retained deficit	(84,341)	(92,302)

Total stockholders’ equity	108,509	100,283

Total liabilities and stockholders’ equity	$254,891	$263,338